SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2018

SYNALLOY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19687	57-0426694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	4510 Cox Road, Suite 201, Richmond, Virginia	23060
	(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (804) 822-3260

Inapplicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On November 30, 2018, Synalloy Corporation’s (“Synalloy”) newly formed subsidiary ASTI Acquisition, LLC, a North Carolina limited liability company (“ASTI”), entered into an Asset Purchase Agreement (the “APA”) with American Stainless Tubing, Inc., a North Carolina corporation (“American Stainless”). Pursuant to the terms and conditions in the APA, ASTI will acquire substantially all of American Stainless’ assets and operations in Statesville, North Carolina and Troutman, North Carolina. The parties’ obligations to consummate the transaction are subject to certain customary asset purchase closing conditions and termination rights. Subject to all of the conditions to closing, the transaction is expected to close on or about January 1, 2019.
The purchase price for the all-cash acquisition is estimated to be $21 million, which amount could be adjusted up or down depending on estimated working capital at closing. American Stainless will also receive quarterly earn-out payments for a period of three years following closing. Pursuant to the APA, earn-out payments will equate to six and one-half percent (6.5%) of ASTI’s revenue over the three year earn-out period.
Synalloy will fund the acquisition with a draw against its asset based line of credit, which will be increased to a borrowing capacity of $100 million prior to closing, and a new 5-year $20 million term note, both with Synalloy’s current lender, Branch Banking and Trust Company.
On November 30, 2018, ASTI also entered into a Purchase and Sale Agreement (the “PSA”) with American Stainless. Pursuant to the terms and conditions of the PSA, ASTI has agreed to purchase American Stainless’ real estate property in Statesville, North Carolina and Troutman, North Carolina (together the “Properties”) for a purchase price of $5 million. The parties’ obligations to consummate this real estate transaction are subject to completion of due diligence and certain customary closing conditions. Closing is expected to occur on or about January 1, 2019.
At or just prior to closing, ASTI intends to designate its rights to take title to the Properties to Store Capital Acquisitions, LLC, a Delaware limited liability company or its affiliate (together, “Store”), who will fund the full purchase price of the transaction and take title to the Properties. As part of the transaction, Synalloy has agreed to include the Properties in its current Amended and Restated Master Lease with Store pursuant to which Synalloy will lease the Properties from Store for the remainder of the initial term of 20 years, with two renewal options of ten years each. First year rent expense will be $430,000. The lease will include a rent escalator equal to the lesser of 1.25 times the percentage increase in the Consumer Price Index since the previous increase or 2.00%. Synalloy will provide payment and performance guaranties under the lease to provide a credit enhancement for the benefit of Store. At closing, Synalloy will sublease the Properties to ASTI.
The description of the APA and PSA contained in this Current Report on Form 8-K is a summary and is qualified in its entirety by the terms of the APA and PSA. The Company will file the APA and PSA with the U.S. Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K.
A copy of the press release announcing the execution of the APA and PSA is attached as Exhibit 99.1 and is incorporated by reference herein.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release issued by Synalloy Corporation on December 4, 2018.

Exhibit Number	Name
99.1	Press Release issued by Synalloy Corporation on December 4, 2018.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

SYNALLOY CORPORATION

By: /S/ DENNIS M. LOUGHRAN
Dennis M. Loughran
Chief Financial Officer

Dated: December 6, 2018